Exhibit 99.2

November 14, 2011

Dear Fred;

I have decided not to stand for re-election at the Fiscal 2011 Annual Meeting of Stockholders. As you know, I have been considering this decision for health reasons for some time now, and I have concluded that, regrettably, the upcoming annual meeting is the right time to step off the Board.

It has been my pleasure and an honor to work with my fellow members of the Board and Comtech’s management team. I know that I am leaving Comtech in the capable hands of a Board of Directors and senior management cadre that will continue its focused and disciplined achievement of the Company’s strategies and plans.

I deeply appreciate our stockholders’ confidence in me and the opportunity they have given me to represent their interests, and I will continue to serve my remaining term with the same dedication with which I have endeavored to serve Comtech’s stockholders for many years.

Respectfully yours,
Gerard Nocita